Exhibit 99.1

For Immediate Release Contact: Gary J. Fuges, CFA ValueClick, Inc. 818-575-4677

VALUECLICK TO ACQUIRE PRICERUNNER.COM

Interactive Marketing Leader to Expand into Comparison Shopping

WESTLAKE VILLAGE, CA – August 3, 2004 – ValueClick, Inc. (Nasdaq: VCLK), the single-source provider of media, technology and services across all major interactive marketing channels, today announced that it has agreed to acquire privately-held Pricerunner AB, a leading provider of online comparison shopping services in Europe. Pricerunner.com is the most popular comparison shopping site in Sweden and the third most popular site in the United Kingdom, enabling its users to search for and compare 170,000 products and 1,200 retailers online before they buy.

The addition of Pricerunner will expand ValueClick’s suite of performance-based online marketing solutions into the high-growth area of comparison shopping – the most commerce-oriented form of search – and will expand ValueClick’s presence in Europe. Pricerunner will increase ValueClick’s ability to participate in the expected growth in Europe’s online retail sales, which Forrester Research forecasts will grow from 40 billion Euros in 2004 to 167 billion Euros in 2009 – an annual growth rate of 33 percent.

Pricerunner currently operates comparison shopping sites in the United Kingdom and Sweden, and plans to expand in France and Germany during 2004. Pricerunner generates the majority of its revenue through a lead-based model, where retailers pay Pricerunner on a cost-per-click basis for online consumers that Pricerunner delivers to the retailer’s Website.

Under the terms of the agreement, ValueClick will acquire all outstanding equity interests in Pricerunner for an adjusted purchase price of approximately $29.0 million, including cash and approximately 263,000 shares of ValueClick common stock to be issued to three management shareholders of Pricerunner. In the transaction, ValueClick has agreed to provide additional cash and stock consideration totaling up to $6.0 million, contingent upon Pricerunner exceeding certain performance milestones. The transaction has been approved by the shareholders of Pricerunner and by ValueClick’s Board of Directors, subject to customary closing conditions. The transaction is expected to close in August 2004. Pricerunner will be integrated into ValueClick’s European division.

“We have been looking to add comparison shopping services as part of our strategic growth plan, and in Pricerunner we have found an established partner that will help us take our first step in this rapidly-growing and profitable area of performance-based online marketing,” said James Zarley, chairman and chief executive officer of ValueClick. “Comparison shopping is a strategic fit with our media, affiliate marketing and search offerings, and we look forward to working with Pricerunner and helping them expand their presence in Europe.”

Conference Call to Discuss Pricerunner and ValueClick’s 2Q 2004 Results

James Zarley, chairman and chief executive officer, and Sam Paisley, chief financial officer, will discuss the Pricerunner acquisition and present an overview of ValueClick’s second quarter 2004 results during a webcast on August 3, 2004 at 1:30PM PT.  Investors and analysts may obtain dial-in information through StreetEvents (www.streetevents.com).

The live webcast and other information of potential interest to investors will be available to the public in the Investor Relations section of the Company’s website (www.valueclick.com). Please allow 15 minutes prior to the call to download and install any necessary audio software. An archive of the webcast will be available in the Investor Relations section of the Company’s website for seven days after the call. An archived audio replay will be available for seven days after the call and may be accessed at (888) 203-1112 for domestic and (719) 457-0820 for international callers. The passcode is 562768.

About ValueClick

ValueClick, Inc. (Nasdaq: VCLK) is the single-source provider of media, technology and related services that enable advertisers, agencies and publishers to reach consumers in all major online marketing channels, through our three business units:

•                  ValueClick Media (http://media.valueclick.com) provides a wide range of online marketing solutions – including Web Marketing, Email Marketing, Lead Generation Marketing, and Search Marketing – to create awareness, build brands, deliver targeted visitors, generate leads, drive sales, and grow customer relationships.

•                  Commission Junction (www.cj.com) provides advanced performance marketing solutions that help marketers increase online leads and sales. By facilitating strategic relationships between advertisers and publishers, Commission Junction leverages its proven expertise in affiliate marketing and search marketing to drive measurable results for its clients.

•                  Mediaplex (www.mediaplex.com) provides technology and services that help advertisers, agencies and Web site publishers manage their online advertising and permission-based email campaigns. In addition, the AdWare Systems subsidiary (www.adwaresystems.com) provides software and services that help advertising agencies and other companies operate their businesses more efficiently, through effective agency management, media management, and content management solutions.

For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, trends in online advertising spending and estimates of future online performance-based advertising. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including its Annual Report on Form 10-K filed on March 15, 2004, recent quarterly reports on Form 10-Q and current reports on Form 8-K. Other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include, but are not limited to, the risk that market demand for online advertising, and performance-based online advertising in particular, will not grow as rapidly as predicted. ValueClick undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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